Exhibit 99.1

             The Neiman Marcus Group Reports First Quarter Earnings

    DALLAS--(BUSINESS WIRE)--Dec. 1, 2004--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) today reported financial results for the first quarter of fiscal year 2005. For the 13 weeks ended October 30, 2004, the Company reported total revenues of $908 million compared to $819 million in the prior year. Net earnings were $64 million, or $1.30 per diluted share in the first quarter of fiscal year 2005 compared to $56 million, or $1.16 per diluted share, in the first quarter of fiscal year 2004. Excluding the loss on disposition of Chef's Catalog, adjusted earnings for the first quarter of fiscal year 2005 were $73 million, or $1.49 per diluted share. On an adjusted basis, earnings improved 31 percent from the first quarter of fiscal year 2004 to the first quarter of fiscal year 2005. See the attached "Reconciliation of GAAP Net Earnings to Non-GAAP Adjusted Earnings" for the reconciliation of adjusted earnings and the Company's statements regarding the use of this non-GAAP financial measure.
    "I am very pleased with our performance as we achieved record sales and earnings for the quarter," said Burton M. Tansky, President and Chief Executive Officer. "The outstanding results were accomplished by leveraging our expense base and improving our gross margin through an emphasis on full-price selling and disciplined inventory management."
    Mr. Tansky continued, "As a Company, we continue to focus on producing strong operating results while pursuing our long-term strategy of outstanding customer service, quality merchandise and fashion leadership."

    Business Segments

    First quarter revenues for the Specialty Retail Stores segment, which consists of Neiman Marcus Stores and Bergdorf Goodman, were $737 million, compared to $665 million in the previous year, which represents an increase of 10.4 percent at Neiman Marcus Stores and
14.3 percent at Bergdorf Goodman. Comparable revenues for Neiman Marcus Stores increased 10.6 percent for the first quarter of fiscal year 2005. First quarter fiscal year 2005 operating earnings for the Specialty Retail Stores segment were $120 million compared to $91 million in the first quarter of fiscal year 2004.
    Neiman Marcus Direct, the Company's direct marketing operation, reported first quarter fiscal year 2005 revenues of $140 million compared to $128 million in the previous year, an increase of 9.2 percent. Excluding Chef's Catalog, revenues for Neiman Marcus Direct for first quarter fiscal year 2005 were $126 million compared to $111 million in the prior year, an increase of 13.1 percent. Operating earnings for Neiman Marcus Direct were $11 million in the first quarter which is slightly above the results a year ago.
    The Company's Other segment includes the operations of the Kate Spade and Laura Mercier brands and corporate expenses.

    Other Items

    On November 8, 2004, the Company announced it had sold its Chef's Catalog direct marketing business. In connection with the sale, the Company recorded a pre-tax loss of approximately $15.3 million in its fiscal first quarter.
    The basis of presentation of certain prior year amounts have been reclassified to conform to the current year presentation.
    A live webcast of the conference call on earnings can be accessed through the Investor Information section of the Neiman Marcus Group website at www.neimanmarcusgroup.com on Wednesday, December 1, 2004 beginning at 3:30 p.m. Central Standard Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus Group website at www.neimanmarcusgroup.com.
    From time to time, the Company makes statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.
    The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers; changes in the Company's relationships with key customers; delays in the receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in store renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.
    These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.


                     THE NEIMAN MARCUS GROUP, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)


(in thousands)                                 October 30, November 1,
                                                  2004        2003
                                               ----------- -----------
ASSETS
----------------------------------------------
Current assets:
   Cash and cash equivalents                     $258,367    $127,524
   Undivided interests in NMG Credit Card
    Master Trust                                       --     314,138
   Accounts receivable                            641,236      33,075
   Merchandise inventories                        881,266     830,319
   Other current assets                            72,429      73,345
                                               ----------- -----------
      Total current assets                      1,853,298   1,378,401
                                               ----------- -----------

Property and equipment, net                       706,078     674,970
Other assets                                      128,112     112,655
                                               ----------- -----------
Total assets                                   $2,687,488  $2,166,026
                                               =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------
Current liabilities:
   Accounts payable                              $293,344    $266,889
   Accrued liabilities                            347,232     323,188
   Bank borrowings                                  4,200       2,252
   Borrowings under Credit Card Facility          225,000          --
                                               ----------- -----------
      Total current liabilities                   869,776     592,329
                                               ----------- -----------

Long-term liabilities:
   Notes and debentures                           249,762     249,739
   Other long-term liabilities                    115,469     114,463
                                               ----------- -----------
      Total long-term liabilities                 365,231     364,202
                                               ----------- -----------

Minority interest                                  11,474       9,700

Total shareholders' equity                      1,441,007   1,199,795
                                               ----------- -----------
Total liabilities and shareholders' equity     $2,687,488  $2,166,026
                                               =========== ===========



                     THE NEIMAN MARCUS GROUP, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                              (UNAUDITED)

                                                 First Quarter Ended
                                               -----------------------
(in thousands, except per share data)          October 30, November 1,
                                                  2004         2003
                                               ----------- -----------

Revenues                                         $907,936    $818,769
Cost of goods sold including buying and
 occupancy costs                                  554,710     510,350
Selling, general and administrative expenses      227,963     211,130
Loss on disposition of Chef's Catalog              15,348          --
                                               ----------- -----------

Operating earnings                                109,915      97,289

Interest expense, net                               4,037       3,462
                                               ----------- -----------

Earnings before income taxes and minority
 interest                                         105,878      93,827
Income taxes                                       40,975      36,592
                                               ----------- -----------

Earnings before minority interest                  64,903      57,235
Minority interest in net earnings of
 subsidiaries                                        (787)     (1,010)
                                               ----------- -----------

Net earnings                                      $64,116     $56,225
                                               =========== ===========

Weighted average number of common and common
 equivalent shares outstanding:
      Basic                                        48,226      47,624
                                               =========== ===========
      Diluted                                      49,133      48,396
                                               =========== ===========

Earnings per share:
      Basic                                         $1.33       $1.18
                                               =========== ===========
      Diluted                                       $1.30       $1.16
                                               =========== ===========



                     THE NEIMAN MARCUS GROUP, INC.
                         OTHER OPERATING DATA
                              (UNAUDITED)


SEGMENTS:                                    First Quarter Ended
                                        ------------------------------
(in millions)                            October 30,    November 1,
                                             2004            2003
                                        -------------- ---------------
REVENUES:
Specialty Retail Stores                          $737            $665
Direct Marketing                                  140             128
Other (1)                                          31              26
                                        -------------- ---------------
Total                                            $908            $819
                                        ============== ===============

OPERATING EARNINGS (LOSSES):
Specialty Retail Stores                          $120             $91
Direct Marketing                                   11              11
Other (1)                                          (6)             (5)
Loss on disposition of Chef's Catalog             (15)             --
                                        -------------- ---------------
Total                                            $110             $97
                                        ============== ===============


OTHER DATA:                                  First Quarter Ended
                                        ------------------------------
(in millions)                            October 30,     November 1,
                                             2004           2003
                                        -------------- ---------------
Capital Expenditures                              $35             $22
Depreciation                                      $23             $21


(1) Other includes the results of operations of Kate Spade LLC, Gurwitch Products, LLC and corporate expenses.



                     THE NEIMAN MARCUS GROUP, INC.
   RECONCILIATION OF GAAP NET EARNINGS TO NON-GAAP ADJUSTED EARNINGS
                              (UNAUDITED)
                                              First Quarter Ended
                                        ------------------------------
(in thousands except per share data)      October 30,    November 1,
                                             2004           2003
                                        -------------- ---------------

Net earnings (GAAP)                           $64,116         $56,225
   Loss on disposition of Chef's
    Catalog, net of taxes                       9,288              --
                                        -------------- ---------------
Adjusted earnings (Non-GAAP)                  $73,404         $56,225
                                        ============== ===============

Diluted earnings per share (GAAP)               $1.30           $1.16
   Loss on disposition of Chef's
    Catalog, net of taxes                        0.19              --
                                        -------------- ---------------
Adjusted earnings per share (Non-GAAP)          $1.49           $1.16
                                        ============== ===============


    The Neiman Marcus Group, Inc. believes reporting adjusted earnings is a more accurate representation of the Company's on-going economic performance and therefore uses adjusted reporting internally to evaluate and manage the Company's operations. The Neiman Marcus Group, Inc. has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations. Adjusted earnings should be considered in addition to, not as a substitute for, the Company's other measures of financial performance reported in accordance with generally accepted accounting principles.



    CONTACT: The Neiman Marcus Group, Inc., Dallas
             James E. Skinner, 214-743-7625
             or
             Stacie Shirley, 214-757-2967